RECIPROCAL CARRIER SERVICES AGREEMENT

This **Reciprocal Carrier Service Agreement** ("Agreement") is entered into on [illegible] ("Effective Date"), by and between 011Unplugged Wholesale, a Delaware corporation, with offices at 4201 Church Road, Suite 134 Mt. Laurel, NJ 08054 ("011Unplugged") and [illegible] a ________________ corporation, with its principal offices located at [illegible] ("Customer") (collectively the "Parties" or individually a "Party").

Background

WHEREAS, 011Unplugged desires to provide and Customer agrees to purchase telecommunications services between 011Unplugged's location(s) and the outbound termination points identified on Exhibit A attached hereto and incorporated herein by reference; and

WHEREAS, Customer desires to provide and 011Unplugged desires to purchase telecommunications services between Customer location(s) and the outbound termination points identified on Exhibit B attached hereto and incorporated herein by reference, and

NOW THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows

Agreement

NOW, THEREFORE, intending to be legally bound, the Parties agree as follows:

1. Business Provisions.

1.1 The Parties agree to pay each other in accordance with the terms and conditions set forth in Appendix A and B. The services provided in accordance with Appendix A and B shall be collectively referred to as the "Services." Parties acknowledge that the rates contained in such appendices are preferential, based on prompt payment on or before the Due Date.

1.2 Either Party may revise its rates described in Appendix A or B, any attachment thereto or subsequent rate sheet or appendix by providing five (5) days prior written notice. Usage charges may be periodically changed, and a revised usage charge schedule shall be effective five (5) days after such revised schedule is provided to the other Party. Revisions shall be communicated in writing, as described in Paragraph 1.4 below, using a rate modification notice ("Rate Modification Notice").

1.3 In the event that Customer's rates are subject to an agreement that Customer sends traffic to various geographic areas in accordance with a pre arranged percentage distribution, and Customer deviates from such distribution, 011Unplugged may, in its sole discretion, within one business day, conform rates to the affected areas to 011Unplugged's regular rates or suspend Service

011 D
Customer [illegible]

1.4 Notices/modifications transmitted to 011UNPLUGGED shall be sent exclusively via electronic mail ("e-mail") to: rates@011unplugged.com. All rate notices/modifications transmitted to 011UNPLUGGED shall be sent exclusively in Excel format, with rates and codes on the same sheet, and with indications of rate increases or decreases. Any and all rate notices/modifications transmitted to 011UNPLUGGED that fail to comply with said format shall be deemed null and void. Accordingly, and for example, any and all future rate modifications/changes transmitted via facsimile or transmitted via e-mail to any address other than rates@011unplugged.com shall be deemed not to have been transmitted to 011UNPLUGGED. Upon receipt of the rate notice(s), 011UNPLUGGED shall send Customer confirmation via email. If 011UNPLUGGED fails to send confirmation Customer may use the read receipt as confirmation.

2. **Term and Termination.**

2.1 This Agreement shall expire one (1) year after the Effective Date, unless earlier terminated as provided herein (the "Initial Term"). This Agreement will be automatically renewed on a month to month basis after the expiration of the Initial Term or any mutually agreed subsequent term. If either Party desires to cancel this Agreement upon the expiration of the Initial Term or any subsequent term, it shall give the other Party written notice of its intent to cancel at least thirty (30) days prior to the expiration of the current term.

2.2 In the event charges due pursuant to Customer's invoice are not paid in full by the due date, 011Unplugged shall have the right to suspend all or any portion of the Services immediately, or, at it sole discretion, after giving Customer twenty-four (24) hours prior written notice ("Suspension Notice") until such time as invoice has been paid in full.

2.3 Termination. Each Party may terminate this Agreement: (a) if the other Party fails to fulfill any of its material obligations under this Agreement; (b) if the other Party is in breach of Section 7 (Confidentiality); (c) if the other Party becomes insolvent or admits in writing its inability to pay debts as they mature, or makes an assignment for the benefit of creditors, or (d) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like is filed by the other Party. Termination due to default under Section 2.3 shall be effective thirty (30) days after written notice to the defaulting Party if the default has not been cured within such thirty (30) day period. Notwithstanding the foregoing, termination due to default under Section 3.5 (a), (b), (c) or (d) below shall be effective immediately.

2.4 Effect of Termination. Upon termination of this Agreement for any reason, each Party shall remain liable for those obligations that accrued prior to the date of such termination.

3. **Settlement and Payment.**

3.1 Invoices shall be submitted every seven (7) days covering charges for the previous seven (7) days. Payment must be made within three (3) days from the date of the invoice (the "Due Date"). Payment shall be made by wire transfer in accordance with Appendix C.

3.2 Billing Period. Each Billing Period shall consist of seven days, commencing at 12:00:01 a.m. Eastern Standard Time (or Eastern Daylight Savings Time, as the case may be), on each Monday and continue through 11:59:59 p.m. Eastern Standard Time (or Eastern Daylight Savings Time as the case may be), each following Sunday. 011UNPLUGGED shall send an invoice to CUSTOMER for Service provided during the preceding Billing Period (i.e. the prior seven calendar days), via hand delivery, e-mail or facsimile, by close of business each Monday. Payment of the amount shown on the invoice is due from CUSTOMER by 5:00 p.m. Eastern Standard Time (or Eastern Daylight Savings Time, as the case may be), the following Wednesday (i.e., three calendar days following the close of the billing period), (the "Due Date"). Customer shall send an invoice to 011Unplugged in similar fashion and 011Unplugged's obligation to pay shall be the same as Customer's.

Customer

3.3 The Parties agree to provide the right to offset amounts owed to one another leading to a net balance payment by the debtor party. In such case, the net balance on each invoice shall be paid by the debtor Party to the creditor Party in accordance with Section 3.1.

3.4 If payment is not received by either Party by the Due Date, in addition to possible suspension of Service, a late fee of the lesser of (a) one and one half (1 1/2%) percent per month or (b) the maximum percentage permitted by law shall be assessed on Parties delinquent balance of undisputed usage not paid by the Due Date.

3.5 Customer's execution of this Agreement signifies Customer's acceptance of 011Unplugged's initial and continuing credit approval procedures and policies. 011Unplugged reserves the right to withhold initiation or full implementation of any or all Services under this Agreement pending 011Unplugged's initial satisfactory credit review and approval thereof which may be conditioned upon terms specified by 011Unplugged, including, but not limited to, security for payments due hereunder in the form of a cash deposit or other means. 011Unplugged reserves the right to modify its requirements, if any, with respect to any security or other assurance provided by Customer for payments due hereunder in light of Customer's actual usage when compared to projected usage levels upon which any security or assurance requirement was based.

3.6 If at any time there is a material adverse change in Customer's creditworthiness, then in addition to any other remedies available to 011Unplugged, 011Unplugged may elect, in its sole discretion, to exercise one or more of the following remedies: (i) cause start of the Services to be withheld; (ii) cease providing Services pursuant to a Suspension Notice in accordance with Section 2.2; (iii) decline to accept requests from Customer to provide Services which 011Unplugged may otherwise be obligated to accept; and/or (iv) condition its provision of Services on Customer's assurance of payment which shall be a deposit or such other means to establish reasonable assurance of payment. An adverse material change in Customer's creditworthiness shall include, but not be limited to: (a) Customer's material default of its obligations to 011Unplugged under this or any other agreement with 011Unplugged; (b) failure of Customer to make full payment of all undisputed charges due hereunder on or before the Due Date three (3) or more occasions during any period of twelve (12) or fewer months or Customer's failure to make such payment on or before the Due Date in any two (2) consecutive months; (c) acquisition of Customer (whether in whole or by majority or controlling interest) by an entity which is insolvent, which is subject to bankruptcy or insolvency proceedings, which owes past due amounts to 011Unplugged or any entity affiliated with 011Unplugged or which is a materially greater credit risk than Customer; or, (d) Customers being subject to or having filed for bankruptcy or insolvency proceedings or the legal insolvency of Customer.

3.7 Each Party shall be solely responsible for billing and collection from its own customers. No payments due hereunder are contingent on payment due to either party from its own customers. Under no circumstances shall either Party be responsible to the other for fraudulent or unbillable calls, credits given by the other Party, bad debts or other uncollectible amounts incurred by the other Party.

3.8 Disputes. The Parties shall promptly investigate any disputed charges and any other amount payable under this Agreement in the event of a dispute. If the disputed amount is less than three (3) percent of the total (excluding taxes) of the relevant invoice, the total amount invoiced shall be due and payable on or before the due date. If the amount in dispute is greater than three (3) percent of the total (excluding taxes) of the relevant invoice, the disputed amount may be withheld until the dispute is resolved. Any request for a billing adjustment must be made in good faith and in writing within thirty (30) days of the invoice date. Invoices shall be deemed accepted where written objections are not lodged within such thirty (30) day period. Notification of any contested or disputed amount must be in writing and delivered in accordance with Section 22. Written notification must be accompanied with a detailed written support for any service interruption credit or other credit to which the Party requesting the billing adjustment believes

Customer

itself entitled, and both Parties will promptly address and attempt to resolve the claim. In the event the Parties are unable to resolve the dispute amicably, it shall be resolved by arbitration in accordance with Section 20.

3.9 The charges specified in this Agreement are exclusive of value added tax ("VAT"), or any other applicable tax, which, if due and owing, shall be added to the invoice and charged to and paid by the Customer at the then prevailing rate. Any applicable sales tax exemptions must be certified in writing to 011Unplugged and supported by appropriate documentation. Neither Party shall be liable for any taxes based on the other Party's net income.

4. **Invoices.**

Invoices should detail number of completed calls, chargeable minutes, rate per minute, and total cost for each individual route and provide a subtotal of these figures by country.

For calls terminated by 011Unplugged, individual call detail records shall be made available via secure online access or provided along with the invoice when requested. Call detail records shall contain the aggregate usage charge payable broken down by termination location.

For calls terminated by Customer, individual call details shall be made available via secure online access or provided along with the invoice when requested. Call detail records shall contain the aggregate usage charge payable broken down by termination location.

5. **Regulations.** This Agreement is made expressly subject to all present and future valid orders and regulations of any regulatory body having jurisdiction over the subject matter hereof and to the laws of the United States of America, any of its states, and any foreign governmental agency having jurisdiction.

6. **Warranties.**

6.1 Authorization. Each Party represents and warrants to the other Party that the execution and delivery of this Agreement and the performance of such Party's obligations under this Agreement have been duly authorized, and that the Agreement is a valid and binding agreement, enforceable in accordance with its terms.

6.2 Legal Compliance. Customer represents and warrants that it has obtained, or will obtain prior to offering the services hereunder, all licenses, approvals, and/or regulatory authority necessary to provide the services described herein.

6.3 No Other Warranties. PARTIES ACKNOWLEDGE THAT IT IS TECHNICALLY IMPRACTICABLE TO PROVIDE SERVICE FREE OF FAULTS, AND DO NOT UNDERTAKE TO DO SO. PARTIES MAKE NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER, AND MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR ENDORSEMENTS REGARDING ANY MERCHANDISE, INFORMATION, PRODUCTS OR SERVICES PROVIDED. THE SERVICE IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGEMENT OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. **Limitation of Liability.**

Customer ____

7.1 Call Completion. 011Unplugged shall not be liable or responsible in any way for the failure of calls to be completed, for any reason whatsoever or for no reason, including, without limitation, the failure of other 011Unplugged Network Customers to terminate such calls, or the failure of such calls to be completed.

7.2 Minimum Volume Of Traffic and Transmission. Neither Party shall be obligated by this Agreement to commit a minimum volume of traffic. Neither Party shall convey traffic to destinations not agreed to between the Parties.

7.3 LIMITATION OF LIABILITY AND DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE, PRODUCT LIABILITY, STRICT LIABILITY, OR ANY OTHER THEORY) OR OTHERWISE, EXCEPT FOR:

(i) **CLAIMS FOR WHICH A PARTY HAS AN OBLIGATION OF INDEMNITY UNDER THIS AGREEMENT; OR**

(ii) **ANY BREACH OF SECTION 3 (SETTLEMENT AND PAYMENT) OR SECTION 23 (CONFIDENTIAL INFORMATION)**

CONSEQUENTIAL DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, LOST REVENUES, LOST BUSINESS OPPORTUNITIES, BUSINESS INTERRUPTIONS, OR LOSS OF BUSINESS INFORMATION ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE HEREUNDER OR ANY USE OF OR FAILURE TO BE ABLE TO USE THE SERVICES, WHETHER OR NOT A PARTY WAS OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.

8. **Indemnification.** Each Party and its respective agents, employees, or other representatives (the "Indemnifying Party") will defend, indemnify and hold harmless the other Party and its affiliates, directors, officers, employees, proprietors, independent contractors, consultants, partners, shareholders, representatives, customers, agents, predecessors, successors, and permitted assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys' fees and costs) or liability that may result from, arise out of or relate to: (a) any breaches of representations or warranties contained in this Agreement, or (b) contractual relations between the Indemnifying Party and a third Party.

Customer acknowledges that 011Unplugged has no control over the content of information transmitted by Customer or Customer's users and that 011Unplugged does not examine the use to which Customer or Customer's users put the Services or the nature of the information Customer or Customer's users send or receive. Customer agrees not to transmit and to prohibit its users from transmitting content that is unlawful, threatening, abusive, harassing, defamatory, libelous, deceptive, fraudulent, invasive of another's privacy, tortuous, or contains explicit or graphic descriptions or accounts of sexual acts. Customer hereby indemnifies and holds harmless 011Unplugged, its stockholders, officers, directors, employees and agents from any and all loss, cost, damage, expense, or liability relating to or arising out of the transmission, reception, and/or content of information of whatever nature transmitted or received by Customer or Customer's users.

9. **No Agency.** Neither Party is authorized to act as an agent for, or legal representative of, the other Party and neither Party shall have the authority to assume or create any obligation on behalf of, in the name of, or binding upon the other Party.

10. **Force Majeure.** The Parties' obligations under this Agreement are subject to, and neither Party shall be liable for delays, failures to perform (except the payment of money for services utilized hereunder), damages, losses or destruction, or malfunction of any equipment or any consequence thereof caused or occasioned by, or due to fire, flood, water, the elements, labor disputes or

Customer

shortages (except for labor disputes or shortages relative to each of the Parties), utility curtailments, power failures, explosions, civil disturbances, governmental actions, shortages of equipment for supplies, unavailability of transportation, acts or omissions of third Parties, or any other cause beyond the Party's reasonable control.

11. **Waiver.** No provision of, right, power or privilege under this Agreement shall be deemed to have been waived by any act, delay, omission or acquiescence on the part of either Party, its agents, or employees, but only by an instrument in writing signed by an authorized officer of each Party. No waiver by either Party of any breach or default of any provision of this Agreement by the other Party shall be effective as to any other breach or default, whether of the same or any other provision and whether occurring prior to, concurrent with, or subsequent to the date of such waiver.

12. **Assignment.** This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns. Neither Party shall voluntarily or by operation of law assign, transfer, license, or otherwise transfer all of any part of its right, duties or other interests in this Agreement or the proceeds thereof (collectively, "Assignment"), without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding this provision, either Party may assign this Agreement to any entity controlled by, under the same control as, or controlling said Party without consent of the other Party. Any attempt to make an Assignment in violation of this provision shall be null and void. Each Party shall provide written notice to the other of any material change in ownership. Either Party's failure to comply with the Assignment provisions as contained in this paragraph, shall give other Party, at its sole discretion, the option to either accept Parties assignee or terminate this Agreement. No Assignment shall release either Party of its obligations hereunder.

13. **Amendment.** With the exception of Rate Modification Notices, this Agreement may only be amended by a written instrument duly executed by the Parties. No modification or amendment hereto shall be effected by the acknowledgment or acceptance by either Party of any purchase order, sales acknowledgment or other similar form from the other Party.

14. **Merger.** This Agreement (including Appendix A and Appendix B) supersedes and merges all prior agreements, promises, understandings, statements, representations, warranties, indemnities and covenants and all inducements to the making of this Agreement relied upon by either Party herein, whether written or oral, and embodies the Parties' complete and entire agreement with respect to the subject matter hereof. No statement or agreement, oral or written, made before the execution of this Agreement shall vary or modify the written terms hereof in any way whatsoever.

15. **Interpretation.** The words and phrases used herein shall have the meaning generally understood in the telecommunications industry. This Agreement shall be construed in accordance with its fair meaning and not for or against either Party on account of which Party drafted this Agreement.

16. **Third Party Beneficiaries/Parties in Interest.** This Agreement has been made and is made solely for the benefits of both Parties, and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights/remedies under or by reason of this Agreement on any third party.

17. **Severability.** If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part(s) thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF

Customer

WARRANTIES OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

18. Further Assurances. The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

19. Governing Law. This Agreement shall be in all respects, governed by and construed and enforced in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

20. Arbitration. Either Party may require that any dispute arising hereunder be settled by binding arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce provided that alleged breaches of Section 23 (Confidentiality) may be settled by injunctive relief in a court as provided in Section 19. The English language shall be used throughout the arbitral proceeding. The arbitration shall take place in New York, New York. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the Parties unless the award provides otherwise.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument. To the extent that this Agreement is translated into any other language, the English language version shall be the authoritative version.

22. Notices. All notices shall be written in English and shall be sent via hand delivery, confirmed facsimile, confirmed e-mail, or overnight courier to the Parties at their business addresses or to such other address as either Party may specify by notice to the other pursuant to this Section. All notices, except Rate Modification Notices, shall be regarded as having been given: (i) when delivered, if sent by hand, or (ii) the business day following the date of confirmed transmission, if sent by facsimile and overnight courier on the same day, or (iii) the business day following the date of confirmed delivery, if sent by overnight courier. Notices shall be sent to:

011 Unplugged Wholesale 4201 Church Road Mt. Laurel, NJ 08054 Phone: Tel. 213 655 9034 Fax: 856-778-4841	[illegible] Global Corp [illegible] Suite [illegible] [illegible]
Rate Modifications Email: [illegible]	Rate Modifications [illegible]
Administrative Contact: Herman Epstein Tel. 201-679-4012 E Mail: [illegible]	Administrative Contact: [illegible] Tel. [illegible] E-Mail: [illegible]
Technical: Email/ IM [illegible] 2nd level: Neal Safenstein Tel: 212 655 9232 Email: [illegible]	[illegible]

Formatted: Indent: Left: 0"

Formatted: Indent: Left: 0"

Formatted: Superscript

Formatted: Font: 10 pt, Not Bold

Deleted: Customer
[address]
[phone]
[fax]
[email]

Customer

23.1. For purposes of this Agreement, "Confidential Information" means, with respect to either Party, any and all information in written, representational, electronic, verbal or other form relating directly or indirectly to the present or potential business, operation or financial condition of the disclosing Party (including, but not limited to, information identified as being proprietary and/or confidential, pricing, marketing plans, customer and supplier lists, service data, and any information which might reasonable be presumed to be proprietary or confidential in nature) excluding any such information which (i) is known to the public (through no act or omission of the receiving Party in violation of this Agreement), (ii) is lawfully acquired by the receiving Party from an independent source having no obligation to maintain the confidentiality of such information, (iii) the receiving Party can demonstrate was known to the receiving Party prior to its disclosure under this Agreement (iv) the receiving Party can demonstrate was independently developed by the receiving Party, or (v) required to be disclosed by governmental or judicial order, in which case the Party so required shall give the other Party prompt written notice and use best efforts to ensure that such disclosure is accorded confidential treatment. Customer acknowledges that it is 011Unplugged's policy to respond to all legal and governmental inquiries.

23.2 Either Party may disclose or make available to the other Confidential Information (as defined below) in connection with the activities contemplated hereunder. Each Party agrees that during the Term of this Agreement and thereafter (a) it shall provide at a minimum the same care to avoid disclosure of unauthorized use of confidential information as is provided to provide its own similar information, but in no event less than a reasonable standard of care; (b) it will use Confidential Information belonging to the other solely for the purposes of this Agreement and (c) it will not disclose Confidential Information belonging to the other to any third party (other than its employees and/or consultants reasonably requiring such Confidential Information for purposes of this Agreement who are bound by obligations of nondisclosure and limited use at least as stringent as those contained herein) without the express prior written consent of the disclosing Party. Notwithstanding anything to the contrary, a Party may disclose Confidential Information in the good faith belief it is necessary to act under exigent circumstances to protect the personal safety of the Users or the public. Each receiving Party will promptly return to the disclosing Party upon request any Confidential Information of the disclosing Party.

23.3 Except as may be expressly agreed in writing between the Parties, all trade and service marks, inventions, patents, copyrights, registered designs, design rights and all other proprietary or intellectual property rights shall, be and remain in the ownership of the relevant Party. Nothing herein shall confer or be deemed to confer on either Party expressly, implied or otherwise, any rights or licenses in the intellectual property of the other.

24. **Service Interruptions, Modifications, and Instructions.** The Parties agree that 011Unplugged may, as required and in its sole discretion, temporarily suspend the Services for the purpose of repair, maintenance or improvement of equipment, software or telecommunication services, and any cabinets or ducts enclosing them, vary the technical specification of the Services for operational or regulatory reasons; or give instructions about the use of the Services resulting from any mandatory government laws and regulations that become applicable during the term of this Agreement. Such instructions shall, while they are in force, be deemed to form part of this Agreement. Each party shall also advise the other party of items that are believed to be reasonably necessary in the interests of safety or for improving the quality of the Services. Where such items would result in a degradation of service or a danger if not complied with, then either party reserves the right to introduce them into this Agreement, subject to prior notification.

25. **Network Security.** The Parties will cooperate on all issues related to fraud, misuse or damage of data and the network. The Parties will inform each other on the occurrence of such event in due course, exchange all necessary and relevant data, including but not limited to customer information, and will jointly discuss and work out measures either to prevent or eliminate such fraud, misuse or damage. Each Party's obligation hereunder to transfer information to the other

Customer ____

Party shall not apply to the extent that a Party is prohibited from doing so by relevant security laws. Each Party will strictly comply with the laws and regulations regarding telecommunications Services and data privacy applicable in its respective countries, and will inform the other Party, if and what special treatment of data generated in connection with telecommunications services delivered under this Agreement may be required under such laws and regulations by the other Party.

26. **Survival.** The following provisions shall survive the expiration or termination of this Agreement for any reason:
Section 2 (Term and Termination); Section 5 (Settlement and Payment); Section 7 (Limitation of Liability); Section 8 (Indemnification), and Section 23 (Confidentiality).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

011Unplugged Wholesale	**Customer:** [illegible]
By:	By: [illegible]
Printed Name:	Printed Name: [illegible]
Title:	Title: [illegible]
Date:	Date: [illegible]

Customer [illegible]

APPENDIX A
011UNPLUGGED USAGE CHARGE SCHEDULE

1. **Interconnection.** For traffic terminated by 011Unplugged on behalf of Customer (i.e., Customer origination), Customer is responsible for the arrangement, installation, operation and payment of the interconnection between the Customer's network and the 011Unplugged Point of Presence. Such responsibility includes, but is not limited to, special routing arrangements and any recurring fees, charges or amounts otherwise due. The Parties shall interconnect via cross-connecting in a meet-me room or other collocation arrangement as may be agreed between the Parties in compliance with 011Unplugged's network interface procedures.

2. **Circuit Availability.** 011Unplugged shall use its best efforts to make the circuit(s) available to Customer on or about the service commencement date. If 011Unplugged does not make the circuit(s) available to Customer on or about such date, Customer may cancel this agreement without liability upon written notice to 011Unplugged prior to service commencement.

Rates. Unless otherwise provided below, rates shall be attached to and are hereby incorporated by reference into this Agreement. The rates contained herein or in any Rate Modification Notice apply to the specific Country-City codes detailed alongside such rates. The Route Descriptions are provided for convenience only. In the event of a discrepancy between the rate applied to a Country-City code and a Route Description, the Country-City code shall govern.

Destination			
Country	Country Codes	Billing	Rate
Ecuador ([illegible])	[illegible]	[illegible]	[illegible]
India (mobile)	91	[illegible]	0.289
India (proper)	91	[illegible]	0.090
Spain Mobile	346	[illegible]	0.148
[illegible]	[illegible]	[illegible]	[illegible]
Dominican Republic Mobile	Codes provided by NCC	[illegible]	0.080
Dominican Republic Proper	Codes provided by NCC	[illegible]	0.042
Guatemala Mobile	Codes provided by NCC	[illegible]	[illegible]

4. **Restrictions:** Termination of calls to audio text, 900 and 976 equivalents, or any other premium charge number (collectively "Non-Mobile Special Service Numbers") is strictly prohibited. In the event of termination of calls to Non-Mobile Special Service Numbers or to numbers not included in the 011Unplugged Rate Sheet, the calls shall be billed at cost plus twenty (20) percent.

5. **Billing:** Unless otherwise stated on the attached Rate Sheet, calls shall be billed in 1 second increments with a 1 second minimum. Calls to Mexico shall be billed in 60 second increments with a 60 second minimum.

All rates are in US Dollars, per minute, and are subject to change.

Initials: [illegible]
Customer ___

Per call billing will be calculated by multiplying the time that the call is connected (rounded up to the nearest whole second) by the relevant per-minute rate (rounded up to the nearest 100th of a cent) and rounding the result to the nearest 100th of a cent. Calls will be summarized on a route basis and billed rounded to the nearest whole cent.

6. Deposits: $10,000 prior to turn up

Notwithstanding anything contained herein to the contrary, the parties agree that if Customer's current Unpaid Usage charges (including billed, unbilled, and undisputed past due amounts) are equal to or greater than Customer's current Deposit, then 011 Unplugged may invoice Customer for an amount necessary to avoid interruption of service. Customer must remit payment in full via wire transfer within twenty four (24) hours of written request by 011 Unplugged. If Customer fails to comply with the provisions of this paragraph, then 011 Unplugged shall have the right to suspend the delivery of all or any part of the services provided hereunder or termination of this agreement without notice or demand.

INTERLINK GLOBAL CORP. 03/05 — 1424

6205 Blue Lagoon Dr. Ste. 110
Miami, FL 33126
(305) 261-2007

63-215/631

Date 1-10-2006

Pay to the Order of 011 UNPLUGGED WHOLESALE $10,000.00

TEN THOUSAND AND 00/100 Dollars

SUNTRUST

For DEPOSIT ON ROUTE

Customer ____

APPENDIX B
CUSTOMER USAGE CHARGE SCHEDULE

1. **Interconnection.** For traffic terminated by Customer on behalf of 011Unplugged(i.e. 011Unplugged origination). 011Unplugged is responsible for the arrangement, installation, operation and payment of the interconnection between the 011Unplugged's network and the Customer Point of Presence. Such responsibility includes, but is not limited to, special cabling arrangements and any recurring fees, charges or amounts otherwise due. The Parties shall interconnect via carrier ring, meet-me room or other collocation arrangement as may be agreed between the Parties in compliance with Customer network interface procedures.

2. **Circuit Availability.** Customer shall use its best efforts to make the circuit(s) available to 011Unplugged on or about the service commencement date. If Customer does not make the circuit(s) available to 011Unplugged on or about such date, 011Unplugged may cancel this agreement without liability upon written notice to Customer prior to service commencement.

3. **Rates.** Unless otherwise provided below, rates shall be attached to and are hereby incorporated by reference into this Agreement.

Destination	Dialcode	Rate US$/min	Billing

4. **Restrictions:** Each rate must have a corresponding Country and City Code pair to which it applies. If different usage rates apply to cellular and special services ("Special Service Numbers"), it must be specified separately using the applicable Country and Cellular or Special Service Number Code along with the applicable usage rate. Any subsequent changes to either the rates or applicable codes must be communicated in writing to 011Unplugged using Rate Modification Notices.

5. **Billing:** Unless otherwise stated in the attached Rate Sheet, calls shall be billed in 1 second increments with a 1 second minimum. Calls to Mexico shall be billed in 60 second increments with a 60 second minimum.

All rates are in US Dollars, per minute, and are subject to change.
Per call billing will be calculated by multiplying the time that the call is connected (rounded up to the nearest whole second) by the relevant per-minute rate (rounded up to the nearest 100th of a cent) and rounding the result to the nearest 100th of a cent. Calls will be summarized on a route basis and billed rounded to the nearest whole cent.

Customer

APPENDIX C

Bank Wire Transfer Instructions

To 011Unplugged

Bank Name	Bank of America
Bank Address	1295 Academy Drive
ABA/Transit #	021200339
For Credit to	011 Unplugged Wholesale
Credit Account #	9520001624
By Order of	(Name of Sender)

To Customer

Bank Name	[illegible] N.A.
Bank Address	[illegible]
ABA/Transit #	[illegible]
Swift Code	
For Credit to	[illegible]
Credit Account #	[illegible]
By Order of	[illegible]

Customer ______

JOSEPH I. EMAS
ATTORNEY AT LAW
[illegible]
[illegible]
[illegible]

[illegible]

VIA [illegible]

[illegible]
[illegible]
[illegible]

Re: [illegible]

Ladies and Gentlemen:

According to the Company, [illegible]

The Company [illegible] Stock [illegible] Agreement By [illegible]

[illegible] Company [illegible]

[illegible] Securities and Exchange Commission [illegible] Rule 10b-5 [illegible] Securities [illegible] Act of 1934, as amended. The Company [illegible] returning [illegible] stock [illegible] Company.

[illegible]

If you have any questions, please [illegible]

Very truly yours,

Joseph I. Emas

Assai

Background:

In July of 2005, Mr. Siba Padhi contacted InterLink Global Corp's management team via one of the company's investment bankers T-Beck Capital. (Ron Williams). Prior to the first face to face meeting, Mr. Padhi sent to InterLink Global Corp. a complete profile of his company.

In this summary, he stated, and subsequently led the management team of InterLink Global Corp. to believe, that his company was already a viable operation, with substantial high-grade infrastructure, and a vast number of clients.

Mr. Padhi informed us that he had revenue for the month of July 2005 in excess of 157 thousand dollars and that he already had additional contracts for 847 thousand dollars of traffic in August that only required prepayment of traffic (something that his company was unable to do, after having just made significant investment in infrastructure). The monthly revenue was then to increase to 1.2 million dollars in September, and further increase up to 2.3 million dollars in December of 2005.

Additionally, Mr. Padhi informed InterLink Global Corp. that Assai was already in testing with a VOIP, (Voice over Internet Protocol) unlimited global calling product, that could be launched immediately. Mr. Padhi verbally stated that he had the access to overseas telephone numbers in several countries that could be utilized for this purpose.

Mr. Padhi further told the management team that his evaluation of InterLink Global Corp's existing network could not feasibly be integrated with that of Assai's and that the Dell equipment being used by InterLink Global Corp. was substandard for use in a carrier grade system. He stressed that his infrastructure, with the addition of new IBM Blade servers was the only solution that could be utilized to ensure carrier grade traffic. He reinforced this by standing on his engineering background and vast experience in creating telecommunications networks.

Mr. Padhi informed us that his company should be valued based on an existing 600 thousand dollars of already installed hardware and software; contracts that would provide net positive cash flow of 1 million dollars a year; and interconnect agreements that would provide even more revenue. For all the carrier contracts that Mr. Padhi stated he had, he also informed us that the connections had been tested, accepted by the carriers, and that he only needed additional equipment to support the load.

Mr. Padhi stated to the management team of InterLink Global Corp. that he alone started the Assai Company, and went out and hired engineers, working under his direction, with orders to create the company's infrastructure. Mr. Padhi stated that, if his company was acquired by InterLink Global Corp., and if he was made CTO, then he would consolidate the engineering group, and if he needed to keep any of his engineers, he would then give them shares in the company from the amount given to Assai in a purchase agreement.

The InterLink Global Corp. management considered that the existing revenue (157 thousand dollars) and the commitment of instant increase in revenue to over 800 thousand with just prepayment in traffic, plus Mr. Padhi's vast knowledge of engineering and telecommunications networks, made the acquisition of his company and his addition to the management team as CTO, very attractive.

Therefore, the management team of InterLink Global Corp. tendered an offer and that offer was accepted by Mr. Siba Padhi on behalf of Assai to sell the company with all assets and certain other deliverables to InterLink Global Corp. for 62 thousand dollars and one million shares of InterLink Global Corp. stock as remuneration, as well as naming Mr. Padhi as CTO of InterLink Global Corp. As part of the purchase agreement, InterLink Global Corp. and Siba Padhi agreed that he would also meet certain revenue mile-stones which were outlined in the purchase agreement.

Subsequent to the signing of the agreement, and delivery of the stock, InterLink Global Corp., immediately paid the 62 thousand dollars, and issued the one million shares as was required by the agreement. Additionally, InterLink Global Corp. started making prepayments for the committed traffic and ordering additional equipment for the Assai switching center.

Subsequent to these events, several facts came to the attention of the InterLink Global Corp. management team. They are listed below:

1) The so called infrastructure equipment of Assai was not owned by Assai.
2) The Infrastructure software supposedly purchased by Assai did not exist (there was a trial version on loan, but no permanent system was purchased or paid for).
3) The Revenue that had supposedly come to Assai in July was false.
4) The main traffic that Assai (now InterLink Global Corp.) was to sell for the months of August and September were, in fact, traffic that Mr. Padhi had arranged through a friend in a scheme to first make the purchase from him, and then to sell back to the same friend (customer). This created an illusion of some revenue, but, in actuality, represented a loss on each minute sold.
5) There was no other real revenue, and Mr. Padhi could not meet any of his revenue commitments.

6) InterLink Global Corp. was asked to pay for prepayments of minutes whereupon the money disappeared.
7) The equipment that Mr. Padhi had adamantly insisted we purchase would not work with the software platform that he insisted we buy for that equipment.
8) Mr. Padhi had none of the experience or expertise he claimed to have had, which fact was confirmed by the two engineers that he has supposedly hired.
9) The engineers that Mr. Siba had supposedly hired, in fact, were led to believe by Mr. Padhi into thinking they were his partners and that he would raise capital for them to start a company. None of which was true.

In conclusion, all parties involved in this transaction with Mr. Siba Padhi were deluded and defrauded by outrageously false claims and statements. There was no delivery by Mr. Padhi in either form or substance of any thing or any element of what was discussed prior to the contract.

As documentation, we have presented Mr. Padhi's business plan, the sales agreement entered into, along with a myriad of receipts paid by the Company. The lack of revenue displayed will illustrate the rest of the story.